Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone 404.885.3900 facsimile troutmansanders.com

December 14, 2012

Zale Corporation

901 West Walnut Hill Lane

Irving, Texas  75038-1003

Ladies and Gentlemen:

We have acted as counsel to Zale Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of 1,012,853 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), reserved for issuance under the Zale Corporation 2011 Omnibus Incentive Compensation Plan (the “Plan”).  This opinion letter is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and reservation for issuance of the Shares, have reviewed certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion.  In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials.  We have assumed and relied upon the accuracy and completeness of such representations and warranties, certificates, and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein.  We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

ATLANTA     CHICAGO      HONG KONG     NEW YORK      NEWARK      NORFOLK     ORANGE COUNTY     PORTLAND
 RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been issued and delivered in accordance with the terms of the Plan and the respective award agreements entered into, under and in accordance with the Plan, the Shares will be duly and validly issued, fully paid and non-assessable.

The attorneys in this firm rendering this opinion are members of the Bar of the State of Georgia.  In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP